Exhibit 99.1

Rural Cellular Corporation
Reports First Quarter 2003
Financial Results

For Immediate Release

May 12, 2003—Alexandria, MN—Rural Cellular Corporation (“RCC”) (OTCBB: RCCC) reports strong first quarter.

First Quarter 2003 Highlights:

•                  EBITDA increased to $51.1 million and free cash flow continues to be solid at $19.9 million. (see reconciliation of Non-GAAP financial measures to comparable GAAP measures)

•                  Service revenue grew 7.4% to $79.8 million as compared to the first quarter of 2002.

•                  ARPU increased to $55 as compared to $54 in the first quarter of 2002.

•                  Total customer net growth was 6,333, including wholesale.

Richard P. Ekstrand, president and chief executive officer, commented: “Benefiting from the continuing expansion in the wireless industry together with our effective operations, RCC had another solid quarter with growth in all revenue categories. We also continue to generate significant levels of cash.”

EBITDA and free cash flow growth (see reconciliation of Non-GAAP financial measures to comparable GAAP measures)

RCC continues to demonstrate its strong operations as evidenced by its ability to increase EBITDA and generate positive free cash flow.  During the first quarter of 2003, consolidated free cash flow remained strong at $19.9 million and consolidated EBITDA increased to $51.1 million. Affecting year-over-year EBITDA comparability was RCC’s emphasis in 2002 on a phone rental program under which it capitalized $6.8 million in fixed assets.  In 2003, RCC did not use this marketing approach.

Customer and service revenue growth (including Wireless Alliance)

Service revenue for 2003 increased 7.4% to $79.8 million, reflecting additional customers and increases in local service revenue per customer (“LSR”). LSR increased to $40 in 2003 from $39 in 2002, primarily from increased per customer access and features fees.

During the first quarter of 2003, postpaid retention improved to 98.1% compared to 98.0% in 2002. Postpaid net customer additions for 2003 were 4,546 as compared to 6,525 in 2002. RCC had consolidated postpaid gross adds of 40,355 as compared to 41,898 in 2002. Wholesale customer additions were 997 in 2003 as compared to 8,096 in 2002. Prepaid customer net additions in the first quarter of 2003 were 790 as compared to 1,591 in 2002.  Wireless Alliance accounted for 16,816 of the Company’s 672,009 post and prepaid customers as of March 31, 2003.

Eligible Telecommunications Carrier Status

In the first quarter of 2003 RCC recorded its first Universal Service Fund (“USF”) service revenue of $383,000 from its ETC status in Washington, Alabama and Mississippi. In May 2003, the Company received ETC status in Maine.  The Company has filed additional applications in Kansas, Minnesota, Oregon, and Vermont for ETC status and may receive USF funding from some of these states as early as the second half of this year.

Operating costs

Network costs increased 5.3% to $24.2 million in the first quarter of 2003; however, as a percentage of total revenue, network costs decreased to 21.5% compared with 22.2% last year. Incollect minutes continue to grow; but average incollect cost per minute dropped 28%, resulting in incollect expense for the quarter declining 2.5% to $11.0 million.

SG&A increased to $29.0 million in the first quarter of 2003, but as a percentage of revenue declined to 25.7% as compared to 25.9% in 2002.  SG&A benefited from higher quality customers with bad debt expense decreasing 24.0% to $1.9 million, compared to $2.5 million in ‘02.  Sales and marketing cost was $12.5 million in the first quarter of 2003.

Capital expenditures and network construction

Net capital expenditures were $5.6 million in the first quarter of 2003 compared to $8.8 million in 2002. During the first quarter of 2003, the Company activated 33 additional cell sites, bringing the total to 765.

RCC continues to evaluate its options for CDMA and GSM network overlays in its markets.  It is likely that both technologies will be deployed, depending on the market.  The network overlays are expected to begin during the second half of 2003 and be substantially completed by the end of 2005.

Credit Facility

As of March 31, 2003, RCC had $793.9 million outstanding under its credit facility and was in compliance with all covenants under the facility.

Teleconference

On May 13, 2003 at 8:00 AM CST, a teleconference will be held to discuss RCC’s 2003 first quarter performance and other financial matters.  To participate in the call, please dial (888) 566-5907, give the operator your name, and identify Richard Ekstrand as the call leader and RCCC as the pass code.  To access a replay of this call through May 19, 2003, dial (800) 925-3968. An audio replay of the teleconference can also be accessed by logging onto the Company’s website at www.RCCwireless.com. To access the audio stream, click on the Investor Relations section.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward Looking Statements

Statements about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of acquired operations with RCC’s existing operations, the ability to negotiate favorable roaming agreements, the ability to service debt, the resolution of certain network technology issues and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2002 and from time to time in other filings with the Securities and Exchange Commission.

Contact: Chris Boraas, Investor Relations Director – Equity  (320) 808-2451

Suzanne Allen, Treasurer – Preferred Securities and Debt (320) 808-2156

World Wide Web address: http://www.rccwireless.com

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Consolidated Operating Data:

	(Unaudited) Three months ended March 31,
	2003	2002

Penetration (1) (2)	11.3%	10.9%
Retention (3)	98.1%	98.0%
Average monthly revenue per customer (4)	$55	$54

Average monthly revenue per customer, less incollect cost(4)	$49	$47
Local service revenue per customer (5)	$40	$39
Acquisition cost per customer (6)	$416	$318
Acquisition cost per customer (excluding phone service depreciation) (6)	$362	$255

Voice customers at period end
Postpaid cellular	643,767	606,039
Prepaid cellular	28,242	34,887
Wholesale	56,697	37,235
Total customers	728,706	678,161

Direct Marketed POPs (1)
RCC Cellular	5,208,000	5,161,000
Wireless Alliance	754,000	732,000
Total POPs	5,962,000	5,893,000

(1)          Reflects 2000 U.S. Census Bureau data updated for December 2002.

(2)          Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to population served (“POPs”).

(3)          Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(4)          Determined for each period by dividing service revenue and roaming revenue by the monthly average postpaid and prepaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), and dividing that result by the number of months in such period.

(5)          Determined for each period by dividing service revenue by the monthly average postpaid and prepaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), and dividing that result by the number of months in such period.

(6)          Determined for each period by dividing selling and marketing expenses, net costs of equipment sales, and depreciation of rental telephone equipment by the gross postpaid wireless voice customers added during such period.

Reconciliation of Non-GAAP financial measures to comparable GAAP measures

Certain information included in this press release contains non-GAAP financial measures as defined by Securities and Exchange Commission (SEC) Regulation G. As required by Regulation G, RCC is providing the following reconciliation of these measures to the most directly comparable GAAP measures.

EBITDA and free cash flow are not intended to represent alternatives to net income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles) as a measure of performance, and are not representative of funds available for discretionary use due to RCC’s financing obligations. EBITDA and free cash flow, as defined by RCC, may not be calculated in the same manner by other companies referencing similar reporting measures. Management believes that EBITDA and free cash flow provide an important perspective on the Company’s operating results and the Company’s abilities to service its long-term obligations, to fund continuing growth, and to continue as a going concern.

	Three months ended March 31,
(in thousands)	2003	2002

EBITDA	$51,143	$50,401
Depreciation and amortization	(20,042)	(18,976)
Operating Income	$31,101	$31,425

Free cash flow	$19,948	$26,223
Depreciation and amortization	(20,042)	(18,976)
Cash interest paid	25,618	15,413
Net capital expenditures	5,577	8,765
Operating Income	$31,101	$31,425

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
ASSETS

	As of
	March 31, 2003	December 31, 2002
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$55,263	$53,788
Accounts receivable, less allowance for doubtful accounts of $2,783 and $3,096	46,943	46,442
Inventories	4,635	6,624
Other current assets	2,207	3,217
Total current assets	109,048	110,071
PROPERTY AND EQUIPMENT, less accumulated depreciation of $180,402 and $172,629	231,172	240,536
LICENSES AND OTHER ASSETS:
Licenses, net	618,576	618,576
Goodwill, net	369,829	369,829
Customer lists, net	87,611	92,748
Deferred debt issuance costs, less accumulated amortization of $12,509 and $11,427	24,124	25,176
Other assets, less accumulated amortization of $1,493 and $1,432	6,501	6,042
Total licenses and other assets	1,106,641	1,112,371
	$1,446,861	$1,462,978

LIABILITIES AND SHAREHOLDERS’ DEFICIT

	As of
	March 31, 2003	December 31, 2002
	(Unaudited)
CURRENT LIABILITIES:
Accounts payable	$29,482	$41,633
Current portion of long-term debt	82,248	79,047
Advance billings and customer deposits	10,666	10,447
Accrued interest	16,000	18,476
Dividends payable	6,600	6,412
Other accrued expenses	7,517	9,552
Total current liabilities	152,513	165,567
LONG-TERM LIABILITIES	1,198,609	1,211,026
Total liabilities	1,351,122	1,376,593
REDEEMABLE PREFERRED STOCK	585,463	569,500
SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 11,376 and 11,229 issued	114	112
Class B common stock; $.01 par value; 10,000 shares authorized, 693 and 693 issued	7	7
Additional paid-in capital	192,406	192,294
Accumulated deficit	(679,973)	(669,508)
Accumulated other comprehensive loss	(2,278)	(6,020)
Total shareholders’ deficit	(489,724)	(483,115)
	$1,446,861	$1,462,978

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2003	2002
REVENUES:
Service	$79,787	$74,313
Roaming	29,062	26,162
Equipment	3,876	3,279
Total revenues	112,725	103,754
OPERATING EXPENSES:
Network costs, excluding depreciation and amortization	24,215	22,989
Cost of equipment sales	8,400	3,451
Selling, general and administrative	28,967	26,913
Depreciation and amortization	20,042	18,976
Total operating expenses	81,624	72,329
OPERATING INCOME	31,101	31,425
OTHER INCOME (EXPENSE):
Interest expense, net	(25,387)	(32,267)
Other	(6)	135
Other expense, net	(25,393)	(32,132)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT ADJUSTMENT	5,708	(707)
CUMULATIVE EFFECT ADJUSTMENT	—	(417,064)
NET INCOME (LOSS)	5,708	(417,771)
PREFERRED STOCK DIVIDEND	(16,173)	(14,541)
NET LOSS APPLICABLE TO COMMON SHARES	$(10,465)	$(432,312)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	12,032	11,918

NET LOSS PER BASIC AND DILUTED SHARE:
Net loss per share applicable to common shares before cumulative effect adjustment	$(0.87)	$(1.28)
Cumulative effect adjustment	—	(34.99)
Net loss per basic and diluted share	$(0.87)	$(36.27)

COMPREHENSIVE LOSS:
NET LOSS APPLICABLE TO COMMON SHARES	$(10,465)	$(432,312)

Hedging activity:
Mark-to-market adjustments – financial instruments	3,742	2,444
TOTAL COMPREHENSIVE LOSS	$(6,723)	$(429,868)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three months ended March 31,
	2003	2002
OPERATING ACTIVITIES:
Net income (loss)	$5,708	$(417,771)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	20,042	18,976
Loss on extinguishment of debt	—	3,319
Mark-to-market adjustments – financial instruments	1,578	6,593
Cumulative effect adjustment	—	417,064
Other	672	599
Change in other operating elements (excluding the effects of acquisitions):
Accounts receivable	(501)	1,995
Inventories	1,989	1,965
Other current assets	1,010	131
Accounts payable	(12,151)	(3,718)
Advance billings and customer deposits	219	(23)
Other accrued expenses	(4,511)	5,152
Net cash provided by operating activities	14,055	34,282
INVESTING ACTIVITIES:
Purchases of property and equipment	(5,641)	(8,811)
Proceeds from sale of property and equipment	64	46
Other	1	759
Net cash used in investing activities	(5,576)	(8,006)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	114	330
Proceeds from issuance of long-term debt	5,000	320,700
Repayments of long-term debt	(11,500)	(337,358)
Payments of debt issuance costs	—	(9,941)
Premium paid on interest rate cap	(525)	—
Other	(93)	(67)
Net cash used in financing activities	(7,004)	(26,336)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,475	(60)
CASH AND CASH EQUIVALENTS, at beginning of period	53,788	1,995
CASH AND CASH EQUIVALENTS, at end of period	$55,263	$1,935